Exhibit 4.7

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of December 21, 2011 (this “Supplemental Indenture”), among Euramax International, Inc., a Delaware corporation (the “Issuer”), each of the guarantors listed on Schedule A hereto (the “Guarantors”) and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer, the Guarantors and the Trustee have heretofore become parties to an indenture, dated as of March 18, 2011 (as amended, supplemented, waived or otherwise modified, the “Indenture”) providing for the issuance of 9½% Senior Secured Notes due 2016 (the “Notes”);

WHEREAS, pursuant to Section 9.01(4) of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder in any material respect; and

WHEREAS, pursuant to Section 9.01(5) of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.  Unless otherwise specified, any reference to a Section refers to such Section of this Supplemental Indenture.

2. AMENDMENTS TO THE INDENTURE. Section 11.05(a) of the Indenture is hereby amended and restated by deleting the first sentence thereof, so that Section 11.05(a) hereafter reads as follows:

“The Note Guarantee of a Subsidiary Guarantor will automatically and unconditionally be released without the need for any action by any party:

(1)           in connection with any sale or other disposition of Capital Stock of a Subsidiary Guarantor (including by way of consolidation or merger or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Issuer, such that, immediately after giving effect to such transaction, such Guarantor would no longer constitute a Subsidiary of the Issuer, if the sale of such Capital Stock of that Subsidiary Guarantor complies with Section 4.07 and Section 4.10;

(2)           in connection with the merger or consolidation of a Subsidiary Guarantor with the Issuer or any other Subsidiary Guarantor;

(3)           in the event of the release of the guarantee under the ABL Credit Facility of a Subsidiary Guarantor that is not (A) a Wholly Owned Restricted Subsidiary (other than a Excluded Subsidiary) or (B) a Restricted Subsidiary that guarantees or is an obligor with respect to Indebtedness of the Issuer or any Subsidiary Guarantor;

(4)           if the Issuer properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under this Indenture;

(5)           upon the Legal Defeasance or Covenant Defeasance or satisfaction and discharge of this Indenture;

(6)           solely in the case of a Note Guarantee created pursuant to Section 4.17(a)(2) or Section 4.17(b), upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to Section 4.17(b), except a discharge or release by or as a result of payment under such Guarantee; or

(7)           upon a liquidation or dissolution of a Subsidiary Guarantor permitted under this Indenture.”

3. NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

5. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

EURAMAX INTERNATIONAL, INC.
AMERIMAX BUILDING PRODUCTS, INC.
AMERIMAX FABRICATED PRODUCTS, INC.
AMERIMAX FINANCE COMPANY, INC.
AMERIMAX HOME PRODUCTS, INC.
AMERIMAX RICHMOND COMPANY
AMERIMAX UK, INC.
AMP COMMERCIAL, INC.
BERGER BUILDING PRODUCTS, INC.
BERGER HOLDINGS, LTD.
EURAMAX HOLDINGS, INC.
FABRAL HOLDINGS, INC.
FABRAL, INC.

By:	/s/ R. Scott Vansant
	Name:	R. Scott Vansant
	Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
	Name:	Patrick Giordano
	Title:	Vice President

[Signature Page to First Supplemental Indenture]

SCHEDULE A

Guarantors

Amerimax Building Products, Inc.

Amerimax Fabricated Products, Inc.

Amerimax Finance Company, Inc.

Amerimax Home Products, Inc.

Amerimax Richmond Company

Amerimax UK, Inc.

AMP Commercial, Inc.

Berger Building Products, Inc.

Berger Holdings, Ltd.

Euramax Holdings, Inc.

Fabral Holdings, Inc.

Fabral, Inc.